Exhibit 23.2
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the following Registration Statements:
(1) Registration Statement (Form S-8 No. 333-174847) pertaining to the 2011 Stock Incentive Plan of DineEquity, Inc.,
(2) Registration Statement (Form S-8 No. 333-211429) pertaining to the 2016 Stock Incentive Plan of Dine Brands Global, Inc., and
(3) Registration Statement (Form S-8 Nos. 333-231473, 333-270157 and 333-290014) pertaining to the 2019 Stock Incentive Plan of Dine Brands Global, Inc.;
of our report dated March 5, 2025, with respect to the consolidated financial statements of Dine Brands Global, Inc. and Subsidiaries included in this Annual Report (Form 10-K) of Dine Brands Global, Inc. for the year ended December 29, 2024.

/s/ Ernst & Young LLP

Los Angeles, California
February 25, 2026